Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”), dated as of August 18, 2023 (the “Effective Date”), is entered into by and between InterPrivate III Financial Partners Inc., a Delaware corporation (the “Company”), and Rich McGinn (“Consultant”) (collectively referred to as the “Parties” or individually referred to as a “Party”)

WHEREAS, the Company desires to continue to engage Consultant to perform consulting services on behalf of the Company in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, the Parties hereby agree as follows:

Section 1 Consulting Services.

(a) The Company hereby retains Consultant, and Consultant hereby accepts such retention, to perform consulting and advisory services for the Company that include (i) assistance with the Company’s due diligence and analysis of one or more potential business combination targets identified by the Company from time to time, and (ii) advice and assistance in negotiating the terms, structure and the execution of one or more business combination transactions involving the Company (the “Consulting Services”), upon the terms and subject to the conditions set forth in this Agreement.

(b) Consultant agrees to devote Consultant’s reasonable efforts in performing the Consulting Services. Consultant shall comply with all rules, procedures and standards promulgated from time to time by the Company with regard to Consultant’s access to and use of the Company’s property, information, equipment and facilities. Consultant acknowledges and agrees that he may not, directly or indirectly through others, engage in or facilitate any transaction involving Company’s securities while he has or is aware of any material nonpublic information, and he agrees not to disclose material nonpublic information to any third parties. Consultant agrees that the foregoing restrictions will continue for as long as any information the Consultant has is both material and nonpublic and Consultant understands that this mean such restrictions can continue even after the Consultant’s engagement with the Company has terminated.

Section 2 Compensation.

(a) Consulting Fee. On the Effective Date, the Company shall pay the Consultant a retainer of $50,000.00. If thereafter this Agreement is renewed as provided in Section 4, then an additional payment shall be agreed and due on such renewal date. Notwithstanding anything in this Agreement to the contrary, the aggregate annual compensation payable to Consultant under this Agreement, exclusive of reimbursements for approved expenses, shall not exceed the $120,000.00 per year in the aggregate.

(b) Expenses.

(i) Consultant shall not be authorized to incur any expenses on behalf of the Company, except such expenses otherwise approved in writing in advance by the Company. Company shall reimburse Consultant for all approved expenses incurred by Consultant provided that such expenses are confirmed by appropriate written expense statements, receipts or other supporting documentation.

(ii) Notwithstanding anything to the contrary herein, Consultant hereby waives any and all right, title, interest or claim of any kind (“Claim”) in or to any distribution of the Company’s trust account in which the proceeds of the Company’s initial public offering, as described in greater detail in the registration statement on Form S-l and the prospectus filed by the Company with the Securities and Exchange Commission (File No 333-253189) has been deposited, and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the trust account for any reason whatsoever.

Section 3 Independent Contractor. In furnishing the Consulting Services, Consultant understands that Consultant will at all times be acting as an independent contractor of the Company.

Consultant shall be solely responsible for the withholding and/or payment of any federal, state or local income or payroll taxes related to the consulting fee payable hereunder or any other payments hereunder.

Section 4 Term and Termination. This Agreement shall be renewable by mutual agreement upon written or emailed notice to the other party. Sections 3 through 6 this Agreement and any remedies for breach of this Agreement shall survive any termination or expiration.

Section 5 Confidential Information; Non-Disclosure. (a) Except as authorized or directed by the Company in connection with the performance of Consultant’s duties and obligations, Consultant shall not, at any time during the term or any time following the termination of this Agreement (for any reason or no reason), directly or indirectly, (i) copy, disclose, utilize, exploit, or make available to any other person or entity any Confidential Information (as defined below) that has come into Consultant’s possession, custody or control in the course of engagement with the Company, or (ii) use any such Confidential Information for Consultant’s own personal use or advantage or the use or advantage of any other person or entity other than the Company, or make any such Confidential Information available to others. “Confidential Information” means all confidential information, proprietary information, trade secrets, or other information (whether oral or written, whether maintained in hard copy, electronically, or otherwise) regarding the business or affairs of the Company, including, without limitation, information as to any of the Company’s products; services; systems; designs; inventions; research; marketing plans; prospects; prospective and existing contracts; business plans, procedures, and strategies; costs; personnel; computer programs; algorithms; pending patent applications; systems; negotiations; lists of actual and/or prospective clients and customers; supplier lists and supplier information, financial results; and business developments. Confidential Information does not include information which shall have been lawfully and without breach of any obligations of confidentiality, including pursuant to this Section 5, made available to the general public without restriction. The obligations of confidentiality set forth in this Section 5 extend to any Confidential Information of any third parties contracting with the Company, whether or not the Company has undertaken an express obligation of confidentiality with regard to such third parties.

(b) Notwithstanding anything to the contrary contained herein, nothing in this Agreement prohibits Consultant from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (i) Consultant shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (x) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Consultant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Consultant may disclose the trade secret to Consultant’s attorney, and may use the trade secret information in the court proceeding, if Consultant files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

Section 6 Miscellaneous.

(a) Entire Agreement. This Agreement between the Company and Consultant, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to such subject matter.

(b) Assignment: No Third-Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement shall be construed to permit the assignment by Consultant of this Agreement or any of Consultant’s rights or obligations hereunder, and such assignment is expressly prohibited without the prior written consent of the Company. The Company may assign this contract in connection with a merger, consolidation or sale of all or substantially all of its assets or that portion of its business to which this Agreement relates or to an affiliate. Nothing in this Agreement is intended to or shall confer upon any person other than the Parties any rights or remedies hereunder

(c) Amendments and Supplements. This Agreement may not be altered, changed or amended, except by an instrument in writing signed by the Parties.

(d) No Waiver. The terms and conditions of this Agreement may be waived only by a written instrument signed by the Party waiving compliance. The failure of any Party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such Party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

(e) Governing Law: Jurisdiction. This Agreement shall be governed by the laws of the State of Delaware without reference to the principles of conflicts of law of the State of Delaware or any other jurisdiction that would result in application of the laws of a jurisdiction other than the State of Delaware, and where applicable, the laws of the United States. Any action or proceeding arising out of or relating to this Agreement shall be brought exclusively in the federal or state courts of New York, and the Parties hereby expressly represent and agree that they are subject to the personal jurisdiction of said courts, and the Parties hereby irrevocably consent to the jurisdiction of such courts in any legal or equitable proceedings related to such disputes and waive, to the fullest extent permitted by law, any objection which either of them may now or hereafter have that the laying of the venue of any legal proceedings related to such dispute which is brought in any such courts is improper or that such proceedings have been brought in an inconvenient forum.

(f) Validity. If any provision of this Agreement shall be determined to be invalid, illegal, or otherwise unenforceable by a court of competent jurisdiction, the validity, legality and enforceability of the other provisions of this Agreement shall not be affected thereby.

(g) Section 409A. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is considered nonqualified deferred compensation under Section 409A and is designated under this Agreement as payable upon Consultant’s termination of services shall be payable only upon Consultant’s “separation from service” with the Company within the meaning of Section 409A. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Consultant shall be paid to Consultant no later than December 31st of the year following the year in which the expense was incurred; provided, that Consultant submits Consultant’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Consultant’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(h) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile or PDF shall be deemed effective for all purposes.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

INTERPRIVATE III FINANCIAL PARTNERS INC.

By:	/s/ Ahmed Fattouh
Name:	Ahmed Fattouh
Title:	Chairman and Chief Executive Officer

CONSULTANT

By:	/s/ Rich McGinn
Name:	Rich McGinn

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